Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement (No. 333-117791) on Form S-8 of Green Bankshares, Inc. of our report dated June 24, 2011, with respect to the statement of net assets available for benefits of Green Bankshares, Inc. 401(k) Profit Sharing Plan as of December 31, 2010, which report appears in the December 31, 2011 annual report on Form 11-K of Green Bankshares, Inc. 401(k) Profit Sharing Plan.

/s/ Dixon Hughes Goodman LLP

Atlanta, Georgia

June 25, 2012